Exhibit 99.1


               HIGHLANDS BANKSHARES ANNOUNCES FIRST QUARTER RESULTS

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the first quarter of 2005.

Highlands Bankshares' first quarter 2005 operations produced net income of $849,000 compared to $712,000 for the first quarter of 2004, an increase of 19.24%. Net income for the first quarter of 2005 produced an annualized return on average assets (ROAA) of 1.13% compared to an ROAA of .95% for the same period in 2004. Annualized return on average equity (ROAE) was 10.70% compared to 9.54% ROAE for the first quarter of 2004.

Total assets have increased 2.15% from December 31, 2004 and total $306,456,000 at March 31, 2005. The company experienced a 2.14% increase (8.67% on an annualized basis) in loan balances from December 31, 2004 to March 31, 2005.

During the quarter Highlands paid dividends to its shareholders of 20 cents per share.

Commenting on the first quarter results, Butch Porter, President and Chief Executive Officer said, "We are very pleased with the continuing trend in strong earnings for Highlands. Return on both assets and equity continues to increase as we more closely manage our balance sheet in an attempt to maximize return for our shareholders. Loan growth remains strong, creating increases in net interest income. Continuing our recent trend of profitability growth will remain a challenge for the Company as competition for both loans and deposits seems to increase on an almost daily basis. However, even with the presence of this highly competitive marketplace, we look forward to a successful remainder of 2005."

Highlands Bankshares Inc. is a financial holding company operating 9 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.